Exhibit 99(e)(3)

FOURTH AMENDMENT TO ETF DISTRIBUTION AGREEMENT

This fourth amendment (“Amendment”) to the ETF Distribution Agreement dated as of April 1, 2015 (the “Agreement”), by and between Horizons ETF Trust 1 (f/k/a Recon Capital Series Trust) (the “Trust”), and Foreside Fund Services, LLC (“Distributor”), is entered into as of May 16, 2017 (the “Effective Date”).

WHEREAS, the Trust and Distributor (the “Parties”) desire to amend Exhibit A of the Agreement to reflect an updated list of Funds; and

WHEREAS, pursuant to Section 8(b) of the Agreement, all amendments are required to be in writing and executed by the Parties hereto.

NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, the Parties hereby agree as follows:

1. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

2. Exhibit A of the Agreement is hereby deleted in its entirety and replaced by Exhibit A attached hereto.

3. Except as expressly amended hereby, all of the provisions of the Agreement are restated and in full force and effect to the same extent as if fully set forth herein.

4. This Amendment shall be governed by and the provisions of this Amendment shall be construed and interpreted under and in accordance with the laws of the State of Delaware.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the Effective Date.

HORIZONS ETF TRUST 1	FORESIDE FUND SERVICES, LLC
(f/k/a Recon Capital Series Trust)

By: /s/__________________________	By: /s/_______________________
Name: Garrett K. Paolella	Mark Fairbanks, Vice President
Title: Trustee, President, and Chief Executive Officer

EXHIBIT A

List of Funds:

BullMark LatAm Select Leaders ETF

Horizons DAX Germany ETF

Horizons NASDAQ 100 Covered Call ETF

Horizons USA Managed Risk ETF

Horizons S&P 500® Covered Call ETF